Exhibit 10.5
Form Restricted Stock Unit Award (with additional provisions)
PRIDE INTERNATIONAL, INC.
2007 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
          This Restricted Stock Unit Agreement (“Agreement”) between PRIDE INTERNATIONAL, INC. (the “Company”) and _________ (the “Grantee”), an employee of the Company or one of its Subsidiaries, regarding an award (“Award”) of _________ units representing Common Stock (as defined in the Pride International, Inc. 2007 Long-Term Incentive Plan (the “Plan”), such units referred to herein as “Restricted Stock Units”) awarded to the Grantee on _________ (the “Grant Date”), such number of Restricted Stock Units subject to adjustment as provided in Section 16 of the Plan, and further subject to the Grantee’s timely execution and return of the attached “Acceptance Form” and the following terms and conditions:
          1. Relationship to Plan, Employment Agreement and Company Policy.
          This Award is subject to all of the terms, conditions and provisions of the Plan in effect on the date hereof and administrative interpretations thereunder, if any, adopted by the Committee. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. The Grantee acknowledges receipt of a copy of the Recoupment Policy and acknowledges that this Agreement is subject to the terms and conditions of the Recoupment Policy, including, without limitation, reduction or cancellation of the Award, reduction or cancellation of other awards of equity of the Company granted after the adoption date of the Recoupment Policy or return of the proceeds of the Award. For purposes of this Agreement:
          (a) “Disability” has the meaning set forth in Section 1.409A-3(i)(4) of the Treasury Regulations and shall be determined by the Committee in its sole discretion.
          (b) “EBITDA” means, for the relevant period, the sum of the Company’s (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, and the Company’s proportional interest in the sum of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense of any of its subsidiaries, as presented in consolidated financial statements, determined in accordance with Generally Accepted Accounting Principles (GAAP).
          (c) “Employment” means employment with the Company or any of its Subsidiaries.
          (d) “Employment Agreement” means any employment agreement between the Grantee and the Company.
          (e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (f) “Normal Dividend” means any dividend or distribution on the Common Stock other than a Special Dividend.
          (g) “Recoupment Policy” means the Company’s Incentive and Equity Compensation Recoupment Policy as adopted by the Committee on August 13, 2009.
          (h) “Retirement” means the Grantee’s termination of Employment on or after (i) attainment of age 65 or, if applicable to the Grantee, any earlier age specified as the Grantee’s Normal Retirement Age under the Pride International, Inc. Supplemental Executive Retirement Plan and (ii) at least five years of continuous Employment as of the date of the Grantee’s termination.
          (i) “Special Dividend” means (i) a cash distribution with respect to a share of Common Stock such that the aggregate of all such distributions (A) when combined with any other cash distributions to shareholders previously made during the fiscal year exceeds the adjusted net income of the Company and its Subsidiaries for the preceding fiscal year or (B) when combined with any other cash distributions to shareholders previously made during the fiscal year or during the three prior fiscal years exceeds the adjusted net income of the Company and its Subsidiaries for the four preceding years, or (ii) a non-cash distribution the value of which when combined with the value of any other non-cash distribution to shareholders previously made during the fiscal year exceeds 10% of the value of the total assets of the Company and its Subsidiaries. This definition shall be applied in accordance with the regulations and guidance under PBGC Regulation § 4043.31(a).
          2. Vesting Schedule.
          (a) Subject to subparagraph (d) below, this Award shall vest in installments in accordance with the following schedule:

Additional Percentage of
Date Vested	Award Vested
First anniversary of Grant Date	33 1/3%
Second anniversary of Grant Date	33 1/3%
Third anniversary of Grant Date	33 1/3%
100%
          (b) All shares of Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above or subparagraph (d) below, provided that the Grantee has been in continuous Employment since the Grant Date, upon the occurrence of:
     (i) a Change in Control;
     (ii) the Grantee’s Disability or
     (iii) the Grantee’s death.
          In addition, provided that the Grantee has been in continuous Employment since the Grant Date, in the event of the Grantee’s Termination (as defined in the Employment Agreement as in effect on the Grant Date) during the period beginning on the date of a Performance Certification (as defined below) and ending on the third anniversary of the Grant Date, all shares of Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above.
          (c) If the Grantee’s termination of Employment occurs due to Retirement prior to the date this Award fully vests pursuant to subparagraph (a) above, the shares of Restricted Stock Units will thereafter become payable to the same extent and at the same time as they would have become payable under subparagraph (a) above or subparagraph (b)(i) above (provided that the Change in Control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations) as if the Grantee had remained in continuous Employment since the Grant Date; provided, however, that if the Grantee’s Retirement occurs before the first anniversary of the Grant Date, the Grantee’s shares of Restricted Stock Units as of the Grantee’s Retirement shall be prorated by a fraction, the numerator of which shall be the number of full days of the Grantee’s Employment during the period beginning on the Grant Date and ending on the first anniversary of the Grant Date and the denominator of which shall be the number of days in the period beginning on the Grant Date and ending on the first anniversary of the Grant Date, and the remaining Restricted Stock Units shall be forfeited.
          (d) No portion of this Award shall vest, and this Award shall be cancelled and forfeited in its entirety as of the first anniversary of the Grant Date, unless the Company has positive EBITDA in any calendar quarter for the calendar year in which occurred the Grant Date; provided, however, that not more than 25% of such calendar quarter has elapsed prior to the Grant Date. If the Committee, in its sole discretion, determines that the Company has had positive EBITDA as described in the preceding sentence, the Committee shall certify such achievement in writing (the “Performance Certification”) at any time after the Committee’s determination but no later than March 1 of the year following the year in which occurred the Grant Date.
          (e) Vesting of all or a portion of the Award pursuant to this Section 2 is subject to cancellation due to violation of the Recoupment Policy, and if so cancelled, the Grantee shall immediately forfeit the cancelled portion of the Award.
          3. Forfeiture of Award.
          Except as provided in any other agreement between the Grantee and the Company, if the Grantee’s Employment terminates other than by reason of the Grantee’s Termination (as defined in the Employment Agreement as in effect on the Grant Date), death, Disability or Retirement, all unvested Restricted Stock Units as of the termination date shall be forfeited.
          4. Registration of Units.
          The Grantee’s right to receive the Restricted Stock Units shall be evidenced by book entry (or by such other manner as the Committee may determine).

          5. Dividend Equivalent Payments.
          The Company will pay Dividend Equivalents for each outstanding Restricted Stock Unit as soon as administratively practicable after Normal Dividends, if any, are paid on the Company’s outstanding shares of Common Stock; provided, however, that (i) such payment shall be made no later than March 15th following the year in which the dividends are paid and (ii) the Grantee must be in Employment as of the date of such payment. Dividend Equivalents with respect to Special Dividends (x) shall be subject to the same vesting schedule as the Restricted Stock Unit for which the Dividend Equivalent is awarded and (y) shall be paid at the same time as the Restricted Stock Unit for which the Dividend Equivalent is awarded is settled. Dividend Equivalents may be paid in the form of cash, stock or other property, as determined by the Company in its sole discretion; provided that any Dividend Equivalent payments shall be in compliance with Section 409A of the Code and related Treasury authorities.
          6. Shareholder Rights.
          The Grantee shall have no rights of a shareholder with respect to shares of Common Stock subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Common Stock to the Grantee.
          7. Settlement and Delivery of Shares.
          Payment of vested Restricted Stock Units shall be made within 70 days after the date that vesting occurs, or, if later, within 15 days after the Performance Certification with respect to any Restricted Stock Units that are subject to the requirements of Section 2(d). Settlement will be made by payment in shares of Common Stock.
          The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
          8. Notices.
          Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:
     (a) by registered or certified United States mail, postage prepaid, to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057; or
     (b) by hand delivery or otherwise to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057.

          Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
          9. Assignment of Award.
          Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution.
          10. Withholding.
          At the time of vesting of Restricted Stock Units or the delivery of shares of Common Stock attributable to Restricted Stock Units, the amount of all statutory federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the vesting of such Restricted Stock Units or the delivery of such shares of Common Stock attributable to Restricted Stock Units shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. The Grantee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Grantee in connection with all or any portion of this Award by delivering cash, or by electing to have the Company withhold shares of Common Stock that would have otherwise been delivered to Grantee, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid.
          11. Stock Certificates.
          Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 11 have been complied with.
          12. Successors and Assigns.
          This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

          13. No Employment Guaranteed.
          No provision of this Agreement shall confer any right upon the Grantee to continued Employment.
          14. Governing Law.
          This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
          15. Amendment.
          This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Grantee.
          16. Section 409A Compliance.
          It is intended that the provisions of this Agreement satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Agreement be operated in a manner consistent with such requirements to the extent applicable.
          For purposes of Section 409A of the Code, (a) if the Grantee is Retirement Eligible, the time of settlement in Section 7 hereof constitutes a specified date within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and is within the 90-day period described in Section 1.409A-3(b) of the Treasury Regulations and (b) if the Grantee is not Retirement Eligible, the time of settlement in Section 7 hereof is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations. For purposes of this Section 16, “Retirement Eligible” means that the Grantee will be eligible to terminate Employment by reason of Retirement prior to the date such Retirement would qualify for short-term deferral treatment under Section 409A of the Code.
          If the Grantee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of Section 7 hereof, any transfer of shares payable on account of a separation from service that are deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the Grantee’s separation from service, (ii) the date of the Grantee’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.